Exhibit 99.1

Ryerson Reports Fourth Quarter and Full Year 2023 Results

Quarterly business highlights include three acquisitions and tenth consecutive increase in quarterly dividend. Results include strong cash flow generation and continued investment in organic growth initiatives, including the University Park, Illinois service center.

CHICAGO – February 21, 2024 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full year ended December 31, 2023.

Highlights:

•
Achieved fourth quarter Net Income attributable to Ryerson Holding Corporation of $26 million and Adjusted EBITDA1, excluding LIFO of $26 million
•
Delivered fourth quarter Diluted Earnings Per Share of $0.74 on revenue of $1.1 billion
•
Generated fourth quarter Operating Cash Flow of $90 million and Free Cash Flow of $65 million
•
Acquired three businesses in the fourth quarter, two value-added processors, Norlen Incorporated (“Norlen”) and TSA Processing (“TSA”), as well as a tool steel processor and distributor, Hudson Tool Steel Corporation (“Hudson”)
•
Published 2023 Sustainability Report
•
Announced first quarter 2024 dividend of $0.1875 per share, our tenth consecutive dividend increase
•
Maintained fourth-quarter Net Leverage ratio within target range at 1.7x, with debt of $436 million and net debt2 of $382 million as of December 31, 2023
•
Earned full-year Net Income attributable to Ryerson Holding Corporation of $146 million and Adjusted EBITDA1, excluding LIFO of $231 million
•
Delivered full-year Diluted Earnings Per Share of $4.10 on revenue of $5.1 billion
•
Generated full-year Operating Cash Flow of $365 million and Free Cash Flow of $244 million
•
Completed second year of an investment cycle in next-stage operating model growth and shareholder returns through cumulative investments of $422 million in acquisitions and capex and returns to shareholders of $209 million in share buybacks and dividends since 2022

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q4 2023	Q3 2023	Q4 2022	QoQ	YoY	2023	2022	YoY

Revenue	$1,112.4	$1,246.7	$1,288.2	(10.8)%	(13.6)%	$5,108.7	$6,323.6	(19.2)%
Tons shipped	450	478	465	(5.9)%	(3.2)%	1,943	2,029	(4.2)%
Average selling price/ton	$2,472	$2,608	$2,770	(5.2)%	(10.8)%	$2,629	$3,117	(15.7)%
Gross margin	22.2%	20.0%	12.7%	220 bps	950 bps	20.0%	20.7%	-70 bps
Gross margin, excl. LIFO	16.9%	17.3%	15.3%	-40 bps	160 bps	18.1%	19.8%	-170 bps
Warehousing, delivery, selling, general, and administrative expenses	$203.7	$193.0	$190.5	5.5%	6.9%	$793.5	$735.2	7.9%
As a percentage of revenue	18.3%	15.5%	14.8%	280 bps	350 bps	15.5%	11.6%	390 bps
Net income (loss) attributable to Ryerson Holding Corporation	$25.8	$35.0	$(24.1)	(26.3)%	(207.1)%	$145.7	$391.0	(62.7)%
Diluted earnings (loss) per share	$0.74	$1.00	$(0.65)	$(0.26)	$1.39	$4.10	$10.21	$(6.11)
Adjusted diluted earnings (loss) per share	$0.73	$1.00	$(0.65)	$(0.27)	$1.38	$4.08	$10.54	$(6.46)
Adj. EBITDA, excl. LIFO	$25.9	$45.0	$28.7	(42.4)%	(9.8)%	$231.1	$582.0	(60.3)%
Adj. EBITDA, excl. LIFO margin	2.3%	3.6%	2.2%	-130 bps	10 bps	4.5%	9.2%	-470 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$436.5	$365.9	$367.0	19.3%	18.9%	$436.5	$367.0	18.9%
Cash and cash equivalents	$54.3	$37.4	$39.2	45.2%	38.5%	$54.3	$39.2	38.5%
Net debt	$382.2	$328.5	$327.8	16.3%	16.6%	$382.2	$327.8	16.6%
Net debt / LTM Adj. EBITDA, excl. LIFO	1.7x	1.4x	0.6x	0.3x	1.1x	1.7x	0.6x	1.1x
Cash conversion cycle (days)	84.6	78.3	91.6	6.3	(7.0)	79.3	80.9	(1.6)
Net cash provided by (used in) operating activities	$90.1	$79.3	$181.6	$10.8	$(91.5)	$365.1	$501.2	$(136.1)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “Reflecting on the fourth quarter, and full-year 2023, I want to start by thanking my Ryerson teammates for prioritizing operating safely throughout our entire organization as safety is always our first priority. As far as our over-all business performance, 2023 marked the second year of Ryerson’s longest and most significant investment cycle in more than a generation. We are taking big steps to create our next-generation operating model and the industry’s best customer experience. Over the past year, we invested in the modernization, integration and expansion of our network of interconnected intelligent service centers, highlighted by an Enterprise Resource Planning (“ERP”) conversion across our largest business unit, new and expanding facilities at Centralia, WA, University Park, IL, Las Vegas, NV, and Shelbyville, KY, as well as welcoming four excellent additions to the Family of Companies in BLP Holdings, LLC, Norlen Incorporated, TSA Processing, and Hudson Tool Steel Corporation. We finished the year with approximately two-thirds of our operating cash flow allocated to growth-oriented projects while increasing our dividend over four consecutive quarters and buying back approximately $114 million of Ryerson shares for the full-year.

Over the fourth quarter and the entire year, as we carried out our investments in modernization, integration, and expansion, our business operated against a backdrop of slowing manufacturing activity. You could say the sun wasn’t shining on our addressable markets as full-year industry stainless volumes corrected down 14% and nickel traded down by more than 40%, while other industrial metal-consuming verticals to which we have less exposure performed better, such as automotive, aerospace, defense and non-residential construction. Fourth quarter volumes decreased across most of our end-markets due to holiday seasonality and ongoing destocking across non-ferrous product lines. For the full-year 2023, our end-market volumes mainly increased in our commercial ground transportation and oil & gas end-markets, while decreasing across most other industrial and consumer end-markets. Despite moving through a counter-cyclical bottom across the majority of our commercial book of business, we continue to believe that our aforementioned investments in our next-gen operating model will position us to deliver higher thru-the-cycle earnings to our shareholders with less volatility as we inflect to an anticipated industry upturn as well as expected longer-term secular growth drivers in North American manufacturing.”

Fourth Quarter Results

Ryerson generated revenue of $1.1 billion in the fourth quarter of 2023, a decrease of 10.8% compared to the third quarter of 2023. Revenue during the period was influenced by seasonally lower volumes and easing average selling prices, which decreased 5.9% to 450,000 tons and 5.2% to $2,472 per ton, respectively, compared to the third quarter of 2023.

Gross margin expanded sequentially by 220 basis points to 22.2% in the fourth quarter of 2023, compared to 20.0% in the third quarter. Gross margins reflected LIFO income of $59.3 million, as average inventory costs were impacted by decreases in commodity price for our metals products sales mix. Excluding the impact of LIFO, gross margin contracted 40 basis points to 16.9% in the fourth quarter of 2023, compared to 17.3% in the third quarter. The compression in gross margins, excluding LIFO, was primarily driven by a decrease in prices of our aluminum and stainless-steel product mix due to above normal inventories in the channel that put downward pressure on average selling prices.

Warehousing, delivery, selling, general and administrative expenses increased 5.5% to $203.7 million in the fourth quarter, compared to $193.0 million in the third quarter, primarily driven by higher depreciation expense, increased operating expenses from recent acquisitions, as well as reorganization expenses related to our ERP system conversion and start-up costs associated with the University Park, Illinois service center, partially offset by lower personnel-related expenses, lower delivery expenses, and lower fixed and variable operating expenses.

Net income attributable to Ryerson Holding Corporation for the fourth quarter of 2023 was $25.8 million, or $0.74 per diluted share, compared to net income of $35.0 million, or $1.00 per diluted share in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO of $25.9 million in the fourth quarter of 2023, compared to the third quarter Adjusted EBITDA, excluding LIFO of $45.0 million. For the full-year 2023, Ryerson generated $5.1 billion in revenue and earned $145.7 million in net income and $231.1 million in Adjusted EBITDA, excluding LIFO.

Liquidity & Debt Management

Ryerson generated $90.1 million of cash from operations in the fourth quarter of 2023, supported by net income attributable to Ryerson Holding of $25.8 million and working capital release of $15.1 million. The Company ended the fourth quarter of 2023 with $436.5 million of debt and $382.2 million of net debt, an increase of $69.5 million and $54.4 million, respectively, compared to the fourth quarter of 2022. Ryerson’s leverage ratio as of the fourth quarter was 1.7x, which remains within the Company’s target leverage range. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, was $656 million as of December 31, 2023.

Shareholder Return Activity

Dividends. On February 21, 2024, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on March 21, 2024, to stockholders of record as of March 7, 2024. During the fourth quarter of 2023, Ryerson paid a quarterly dividend in the amount of $0.1850 per share, amounting to a cash return of approximately $6.3 million. For the full-year 2023, Ryerson paid dividends of approximately $0.72 per share, which resulted in a return of $24.8 million to shareholders.

Share Repurchase. Ryerson repurchased 219,614 shares for $6.3 million in the open market during the fourth quarter of 2023. Ryerson made these repurchases in accordance with its share repurchase authorization, which allows the Company to acquire up to an aggregate amount of $100.0 million of the Company’s common stock through April of 2025. For the full-year 2023, the Company repurchased 3.3 million shares, resulting in a return of $113.9 million to shareholders. As of December 31, 2023, $39.4 million of the $100.0 million remained under the existing share repurchase authorization.

Outlook Commentary

For the first quarter of 2024, Ryerson expects normal seasonal demand conditions, with customer shipments expected to increase approximately 8% to 10%, quarter-over-quarter. The Company anticipates first-quarter revenue to be in the range of $1.21 to $1.25 billion, with average selling prices increasing 1% to 3%. LIFO income in the first quarter of 2024 is expected to be zero. We expect Adjusted EBITDA, excluding LIFO in the range of $58 million to $62 million and earnings per diluted share in the range of $0.24 to $0.34.

Fourth Quarter 2023 Major Product Metrics
	Net Sales (millions)
	Q4 2023	Q3 2023	Q4 2022	Quarter-over-quarter	Year-over-year

Carbon Steel	$575	$647	$684	(11.1)%	(15.9)%
Aluminum	$241	$273	$269	(11.7)%	(10.4)%
Stainless Steel	$271	$304	$313	(10.9)%	(13.4)%

	Tons Shipped (thousands)
	Q4 2023	Q3 2023	Q4 2022	Quarter-over-quarter	Year-over-year

Carbon Steel	347	371	365	(6.5)%	(4.9)%
Aluminum	48	49	45	(2.0)%	6.7%
Stainless Steel	52	55	52	(5.5)%	—

	Average Selling Prices (per ton)
	Q4 2023	Q3 2023	Q4 2022	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,657	$1,744	$1,874	(5.0)%	(11.6)%
Aluminum	$5,021	$5,571	$5,978	(9.9)%	(16.0)%
Stainless Steel	$5,212	$5,527	$6,019	(5.7)%	(13.4)%

Full Year 2023 Major Product Metrics
	Net Sales (millions)
	2023	2022	Year-over-year

Carbon Steel	$2,597	$3,371	(23.0)%
Aluminum	$1,121	$1,235	(9.2)%
Stainless Steel	$1,291	$1,625	(20.6)%

	Tons Shipped (thousands)
	2023	2022	Year-over-year

Carbon Steel	1,504	1,583	(5.0)%
Aluminum	200	195	2.6%
Stainless Steel	229	242	(5.4)%

	Average Selling Prices (per ton)
	2023	2022	Year-over-year

Carbon Steel	$1,727	$2,130	(18.9)%
Aluminum	$5,605	$6,333	(11.5)%
Stainless Steel	$5,638	$6,715	(16.0)%

Earnings Call Information

Ryerson will host a conference call to discuss fourth quarter and full-year 2023 financial results for the period ended December 31, 2023, on Thursday, February 22, 2024, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,600 employees and 114 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our most recent our annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2023	2022	2023	2023	2022

NET SALES	$1,112.4	$1,288.2	$1,246.7	$5,108.7	$6,323.6
Cost of materials sold	865.2	1,125.1	997.4	4,087.1	5,013.5
Gross profit	247.2	163.1	249.3	1,021.6	1,310.1
Warehousing, delivery, selling, general, and administrative	203.7	190.5	193.0	793.5	735.2
Gain on sale of assets	—	—	—	—	(3.8)
OPERATING PROFIT (LOSS)	43.5	(27.4)	56.3	228.1	578.7
Other income and (expense), net (1)	(0.5)	(0.3)	1.2	0.3	(22.6)
Interest and other expense on debt	(9.5)	(7.0)	(9.3)	(34.7)	(33.2)
INCOME (LOSS) BEFORE INCOME TAXES	33.5	(34.7)	48.2	193.7	522.9
Provision (benefit) for income taxes	7.5	(10.9)	12.9	47.3	131.4
NET INCOME (LOSS)	26.0	(23.8)	35.3	146.4	391.5
Less: Net income attributable to noncontrolling interest	0.2	0.3	0.3	0.7	0.5
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$25.8	$(24.1)	$35.0	$145.7	$391.0
EARNINGS (LOSS) PER SHARE
Basic	$0.76	$(0.65)	$1.02	$4.17	$10.41
Diluted	$0.74	$(0.65)	$1.00	$4.10	$10.21
Shares outstanding - basic	34.1	37.0	34.3	35.0	37.6
Shares outstanding - diluted	34.7	37.0	34.9	35.6	38.3

Dividends declared per share	$0.185	$0.16	$0.1825	$0.7175	$0.535

Supplemental Data :
Tons shipped (000)	450	465	478	1,943	2,029
Shipping days	60	60	63	251	251
Average selling price/ton	$2,472	$2,770	$2,608	$2,629	$3,117
Gross profit/ton	549	351	522	526	646
Operating profit (loss)/ton	97	(59)	118	117	285
LIFO expense (income) per ton	(132)	74	(70)	(50)	(29)
LIFO expense (income)	(59.3)	34.6	(33.4)	(97.7)	(58.1)
Depreciation and amortization expense	20.1	16.5	13.6	62.5	59.0
Cash flow provided by operating activities	90.1	181.6	79.3	365.1	501.2
Capital expenditures	(25.4)	(33.9)	(22.4)	(121.9)	(105.1)

(1) The year 2022 includes a $21.3 million loss on retirement of debt.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for First Quarter 2024 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$54.3	$39.2
Restricted cash	1.1	1.3
Receivables, less provisions of $1.7 at December 31, 2023 and $3.2 at December 31, 2022	467.7	514.4
Inventories	782.5	798.5
Prepaid expenses and other current assets	77.8	88.2
Total current assets	1,383.4	1,441.6
Property, plant, and equipment, at cost	1,071.5	898.6
Less: accumulated depreciation	481.9	440.2
Property, plant, and equipment, net	589.6	458.4
Operating lease assets	349.4	240.5
Other intangible assets	73.7	50.9
Goodwill	157.8	129.2
Deferred charges and other assets	15.7	13.7
Total assets	$2,569.6	$2,334.3
Liabilities
Current liabilities:
Accounts payable	$463.4	$438.4
Salaries, wages, and commissions	51.9	67.3
Other accrued liabilities	75.9	77.7
Short-term debt	8.2	5.8
Current portion of operating lease liabilities	30.5	25.2
Current portion of deferred employee benefits	4.0	4.8
Total current liabilities	633.9	619.2
Long-term debt	428.3	361.2
Deferred employee benefits	106.7	118.0
Noncurrent operating lease liabilities	336.8	215.1
Deferred income taxes	135.5	113.5
Other noncurrent liabilities	13.9	14.3
Total liabilities	1,655.1	1,441.3
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized; no shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,450,659 and 39,059,198 shares issued at December 31, 2023 and December 31, 2022, respectively	0.4	0.4
Capital in excess of par value	411.6	397.7
Retained earnings	813.2	692.5
Treasury stock, at cost - Common stock of 5,413,434 shares at December 31, 2023 and 2,070,654 shares at December 31, 2022	(179.3)	(61.1)
Accumulated other comprehensive loss	(140.0)	(144.4)
Total Ryerson Holding Corporation Stockholders' Equity	905.9	885.1
Noncontrolling interest	8.6	7.9
Total Equity	914.5	893.0
Total Liabilities and Stockholders' Equity	$2,569.6	$2,334.3

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2023	2022	2023	2023	2022

Net income (loss) attributable to Ryerson Holding Corporation	$25.8	$(24.1)	$35.0	$145.7	$391.0
Interest and other expense on debt	9.5	7.0	9.3	34.7	33.2
Provision (benefit) for income taxes	7.5	(10.9)	12.9	47.3	131.4
Depreciation and amortization expense	20.1	16.5	13.6	62.5	59.0
EBITDA	$62.9	$(11.5)	$70.8	$290.2	$614.6
Gain on bargain purchase	—	—	—	—	(0.6)
Gain on sale of assets	—	—	—	—	(3.8)
Reorganization	21.0	5.3	8.0	35.7	6.9
Loss on retirement of debt	—	—	—	—	21.3
Benefit plan curtailment gain	(0.8)	—	—	(0.8)	—
Foreign currency transaction (gains) losses	0.7	0.1	(0.8)	1.1	1.3
Purchase consideration and other transaction costs	0.5	0.2	0.3	1.5	0.2
Other adjustments	0.9	—	0.1	1.1	0.2
Adjusted EBITDA	$85.2	$(5.9)	$78.4	$328.8	$640.1

Adjusted EBITDA	$85.2	$(5.9)	$78.4	$328.8	$640.1
LIFO expense (income)	(59.3)	34.6	(33.4)	(97.7)	(58.1)
Adjusted EBITDA, excluding LIFO expense (income)	$25.9	$28.7	$45.0	$231.1	$582.0

Net sales	$1,112.4	$1,288.2	$1,246.7	$5,108.7	$6,323.6

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	2.3%	2.2%	3.6%	4.5%	9.2%

Gross profit	$247.2	$163.1	$249.3	$1,021.6	$1,310.1

Gross margin	22.2%	12.7%	20.0%	20.0%	20.7%

Gross profit	$247.2	$163.1	$249.3	$1,021.6	$1,310.1
LIFO expense (income)	(59.3)	34.6	(33.4)	(97.7)	(58.1)
Gross profit, excluding LIFO expense (income)	$187.9	$197.7	$215.9	$923.9	$1,252.0

Gross margin, excluding LIFO expense (income)	16.9%	15.3%	17.3%	18.1%	19.8%

Note: EBITDA represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain on sales of assets, gain or loss on retirement of debt, benefit plan curtailment gain, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense

(income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2023	2022	2023	2023	2022

Net income (loss) attributable to Ryerson Holding Corporation	$25.8	$(24.1)	$35.0	$145.7	$391.0

Gain on bargain purchase	—	—	—	—	(0.6)
Gain on sale of assets	—	—	—	—	(3.8)
Loss on retirement of debt	—	—	—	—	21.3
Benefit plan curtailment gain	(0.8)	—	—	(0.8)	—
Provision (benefit) for income taxes	0.2	—	—	0.2	(4.3)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$25.2	$(24.1)	$35.0	$145.1	$403.6

Adjusted diluted earnings (loss) per share	$0.73	$(0.65)	$1.00	$4.08	$10.54

Shares outstanding - diluted	34.7	37.0	34.9	35.6	38.3

Note: Adjusted net income (loss) and Adjusted diluted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2023	2022	2023	2023	2022

Net cash provided by operating activities	$90.1	$181.6	$79.3	$365.1	$501.2
Capital expenditures	(25.4)	(33.9)	(22.4)	(121.9)	(105.1)
Proceeds from sales of property, plant, and equipment	0.4	—	—	0.5	8.0
Free cash flow	$65.1	$147.7	$56.9	$243.7	$404.1

Market capitalization	$1,180.4	$1,119.3	$996.5	$1,180.4	$1,119.3

Free cash flow yield	5.5%	13.2%	5.7%	20.6%	36.1%

Note: Market capitalization is calculated using December 31, 2023, September 30, 2023, and December 31, 2022 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2024 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	First Quarter 2024
	Low	High

Net income attributable to Ryerson Holding Corporation	$8	$11

Diluted earnings per share	$0.24	$0.34

Interest and other expense on debt	10	10
Provision for income taxes	3	4
Depreciation and amortization expense	17	17
EBITDA	$38	$42
Adjustments	20	20
Adjusted EBITDA	$58	$62
LIFO income	—	—
Adjusted EBITDA, excluding LIFO	$58	$62

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.